EXHIBIT 11


                                 GRIST MILL CO.
                 EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE
                (Unaudited, in thousands except per share data)

                                         Three Months Ended
                                             August 31
                                           1995     1994
Primary earnings per share:

 Net earnings applicable
  to common stock .....................   $1,208   $1.118

Average number of common and
 common equivalent shares outstanding:
Average common shares
 outstanding ..........................    6,670    6,725
Dilutive effect of stock
 options ..............................      256      131
                                           6,926    6,856

Primary earnings per share ............   $  .17   $  .16


Fully diluted earnings per share:

Earnings for fully diluted
 computation ..........................   $1,208   $1,118

Average number of common and
 common equivalent shares outstanding:
Average common shares
 outstanding: .........................    6,670    6,725
Dilutive effect of stock
 options ..............................      272      189
                                           6,942    6,914

Fully diluted earnings
 per share ............................   $  .17   $  .16